SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (date of earliest event reported):  January 29, 2002
                                                      (January 23,2002)

                      Furniture Brands International, Inc.
                      ------------------------------------
               (Exact name of Registrant as specified in charter)


       Delaware                        I-91                   43-0337683
------------------------------    --------------         ---------------------
(State of Incorporation)           (Commission               (IRS Employer
                                    File Number)         Identification Number)




                101 South Hanley Road, St. Louis, Missouri 63105
                ------------------------------------------------
                     (Address of principal executive offices)




                                 (314) 863-1100
                        --------------------------------
                         (Registrant's telephone number)

Item 5. Other Matters


     On January 23, 2002, the Company announced results for the fourth quarter and full year ended December 31, 2001.

     Net sales for the fourth quarter were $476.8 million, off 8.2% from the same quarter in 2000. For the full year 2001, net sales were $1,891.3 million, a decrease of 10.6% from the same period in 2000.

     Net earnings for the fourth quarter were $22.8 million, or $0.44 per diluted common share. Restructuring charges related to the realignment of selected domestic manufacturing operations totaled $3.0 million (net of an income tax benefit of $1.6 million) or $0.06 per common share. Other income, net included a gain related to the sale of a minority interest in a company which owns real estate, partially offset by additions to reserves related to certain discontinued operations. This non-operating income totaled $5.2 million (net of income tax expense of $2.8 million) or $0.10 per common share. Net earnings for the full year 2001 were $58.0 million, or $1.13 per diluted common share. Excluding all asset impairment and other restructuring charges of $17.2 million or $0.33 per common share, as well as the non-operating income, net earnings for all of 2001 would have been $70.0 million, or $1.36 per common share.

     Excluding noncash charges for depreciation and amortization related to a 1992 asset revaluation (most of which will no longer be required beginning this year due to a change in accounting rules), the asset impairment and other restructuring charges as well as the non-operating income, the Company would have reported diluted net earnings per common share of $0.44 for the fourth quarter and $1.55 for the full year 2001.

     The Company also announced that its current projection for earnings per share in the first quarter of 2002 is $0.45 to $0.50 and for full-year is in the $2.20 to $2.30 range.


Item 7. Financial Statements and Exhibits

        (c)  Exhibits

             99  Press Release, dated January 23, 2002

                                    SIGNATURE
                                    ---------




     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                     Furniture Brands International, Inc.




                                By:  /s/  Steven W. Alstadt
                                     -----------------------
                                     Controller and Chief Accounting Officer





Dated:  January 29, 2001